UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2018

RPX Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35146	26-2990113
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Market Plaza
Suite 1100
San Francisco, CA 94105
(Address of principal executive offices, including zip code)

(866) 779-7641
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2017, RPX Corporation (the “Company”) announced the departure of Mr. Steven S. Swank, the Company’s Chief Revenue Officer, from his position at the Company.

In connection with Mr. Swank’s departure, the Company and Mr. Swank executed a Separation Agreement (the “Separation Agreement”) dated February 1, 2018. Pursuant to the terms of the Separation Agreement, Mr. Swank will receive the following severance benefits:

1.	payment of an amount equal to his current base salary for twelve (12) months, or $350,000 (less all applicable withholdings);

2.	a one-time lump sum payment in the amount of $175,000 (less all applicable withholdings); and

3.
to the extent Mr. Swank elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), payment of the monthly premium under COBRA for Mr. Swank and, if applicable, his dependents, until the earliest of (a) December 31, 2018, (b) the expiration of Mr. Swank’s continuation coverage under COBRA or (c) the date when Mr. Swank becomes eligible for health insurance in connection with new employment or self-employment.

The Separation Agreement contains a release of claims by Mr. Swank and a mutual non-disparagement provision.

The foregoing description of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Separation Agreement, which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement dated February 1, 2018 by and between RPX Corporation and Steven Swank.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPX Corporation

		By:	/s/ EMILY T. GAVIN
Emily T. Gavin
General Counsel

Date:	February 5, 2018